Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Wisco WireCo Wire Rope Co., Ltd.

We consent to the use of our report dated June 3, 2011, with respect to the balance sheets of Wisco WireCo Wire Rope Co., Ltd. as of December 31, 2010 and 2009, and the related statements of operations, equity owners’ equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG

Hong Kong, China

August 18, 2011